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                       EXHIBIT 11 - CORUS BANKSHARES, INC.
                       COMPUTATION OF NET INCOME PER SHARE


                                                            Six Months Ended
                                                                 June 30
    (Dollars in thousands, except per share data)             2000      1999
                                                            -------   -------
Denominator for basic earnings per share - average common
shares outstanding                                           14,358    14,491
Dilutive common stock options                                    15       166
                                                            -------   -------
Denominator for diluted earnings per share                   14,373    14,657
                                                            =======   =======

Numerator: Net income attributable to common shares         $29,978   $21,266
                                                            =======   =======

Net income per share:
  Basic                                                     $  2.09   $  1.47
  Diluted                                                      2.09      1.45



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